EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-74616 and No. 333-146214 on Form S-8, of our report dated March 13, 2014 on our audits of the consolidated financial statements of Sierra Bancorp and Subsidiary and the effectiveness of internal control over financial reporting appearing in this Annual Report on Form 10-K.

/s/ Vavrinek, Trine, Day & Co., LLP

Rancho Cucamonga, California

July 22, 2014